Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Bionano Genomics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	12,221,737(2)(3)	—	—	.00014760	— (X)
Debt Convertible into Equity	Senior Secured Convertible Notes due 2025	Other	$35,000,000.00	100%	$35,000,000.00	.00014760	$5,166.00
Total Offering Amounts				—	$35,000,000.00	—	$5,166.00
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$5,166.00

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), based on 100% of the aggregate principal amount of the Senior Secured Convertible Notes due 2025 (the “Notes”).

(2)
Represents the greatest number of shares of our common stock, par value $0.0001 (“common stock”), issuable upon conversion of the Notes, subject to adjustment in certain circumstances. Pursuant to Rule 416(a) under the Securities Act, we are also registering an indeterminate amount of shares of common stock as may be issuable from time to time upon conversion of the Notes as a result of stock splits, stock dividends or the other anti-dilution provisions of the Notes.

(3)
Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the Notes because no additional consideration will be received by the registrant.